Exhibit 3.114(a)

CERTIFICATE REGARDING

AMENDED AND RESTATED CHARTER

OF

MEMPHIS CITY CLUB, INC.

Pursuant to Section 48-20-107 (d) of the Tennessee Business Corporation Act, the undersigned, in connection with the filing of the Amended and Restated Charter of Memphis City Club, Inc., does hereby certify as follows:

1.                                       The Amended and Restated Charter contains an amendment or amendments to the Charter requiring shareholder approval.

2.                                       The name of the Corporation is:  Memphis City Club, Inc.

3.                                       The text of each amendment adopted is as follows:

See Exhibit A attached hereto and incorporated herein by reference.

4.                                       The date of each amendment’s adoption is November 9, 2010.

5.                                       Each amendment was duly adopted by the shareholder.

Secretary	/s/ Ingrid Keiser
Signer’s Capacity	Signature

November , 2010	Ingrid Keiser
Date	Name of Signer (Typed or Printed)

0188828
Corporation’s Control Number
(If Known)

EXHIBIT A

AMENDED AND RESTATED CHARTER

OF

MEMPHIS CITY CLUB, INC.

(For — Profit)

Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, this Amended and Restated Charter amends and restates the original Charter of Memphis City Club, Inc. (the “Corporation”) filed on May 12, 1987, as heretofore amended, as set forth herein.

1.                                       The name of the Corporation is Memphis City Club, Inc.

2.                                       The Corporation is a for-profit corporation formed under the laws of Tennessee, and its principal office address in Tennessee is 530 Gay Street, Nashville, Tennessee  37203.

3.                                       The text of the Amended and Restated Charter of Memphis City Club, Inc. is as follows:

FIRST.  The name of the corporation is Memphis City Club, Inc.

SECOND.  The street address and zip code of the Corporation’s registered office in the State of Tennessee is 2908 Poston Avenue in the City of Nashville, County of Davidson, 37203.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The Corporation has been formed for the following purposes:

(a)                                  to manage, lease and/or operate one or more sports or business club, in the City of Memphis, State of Tennessee, including the sports or business club commonly known as Crescent Club (the “Business”);

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the Tennessee Business Corporation Act.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class of shares that together have unlimited voting rights and are entitled to receive the net assets of the Corporation upon dissolution.

FIFTH.  Reserved.

SIXTH.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Tennessee, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH.   The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.  .

TENTH.  Reserved.

ELEVENTH.  A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of personal liability is not permitted under the Tennessee Business Corporation Act as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Charter, and other provisions authorized by the laws of the State of Tennessee at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Charter in their present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH.  Reserved.

FOURTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies , institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, or sequestrator (or other similar official) of this Corporation for a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FIFTEENTH.  This Amended and Restated Charter was duly approved by the Board of Directors and the shareholder of the Corporation by that certain Consent Action dated November 9, 2010, and pursuant to Section 48-20-107 of the Tennessee Business Corporation Act.  This Amended and Restated Charter supersedes the original charter and all amendments thereto.

SIXTEENTH.  The Corporation is for profit.

SEVENTEENTH.  The street address and zip code of the principal office of the Corporation is 530 Gay Street, Nashville, Nashville, Tennessee  37203.

IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, has executed this Amended and Restated Charter this 9th day of November, 2010.

Secretary	/s/ Ingrid Keiser
Signer’s Capacity	Ingrid Keiser